Exhibit 10.15

CONFIDENTIAL SEPARATION Agreement and GENERAL Release

This Confidential Separation Agreement and General Release (“Agreement”) is made and entered by and between Robert Censullo (the “Employee”) and Wireless Telecom Group, Inc. and its subsidiaries (or the “Company”). Employee and the Company, together, the “Parties”.

WHEREAS, the Company finds it necessary to terminate Employee’s at-will employment; and

WHEREAS, the Company and Employee wish to confirm the terms of Employee’s separation from employment and to settle, release and discharge, with prejudice, any and all claims, causes of action or disputes Employee has or may have against any of the Releasees (defined in Paragraph 4(a) below), including but not limited to those arising or which may be arising out of his/her employment with the Company and/or his/her separation from that employment;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the legal sufficiency of which is hereby acknowledged, the Company and Employee do hereby agree as follows:

1. Separation from Employment. Employee’s at-will employment with the Company ended on March 31, 2017 (his/her “Separation Date”). Employee understands that, following his/her Separation Date, he/she will have no right to any salary or employee benefits provided by the Company under any health benefit, stock options, bonus, incentive compensation, profit sharing or other employee benefit plans and the receipt of benefits hereunder will not extend his service date. Similarly, Employee acknowledges that, as of the Separation Date, his duties and obligations to the Company will be extinguished with the exception of his duties and obligations to continue to protect the Company’s confidential and proprietary information and those duties and obligations otherwise stated herein.

2. Review and Revocation Periods; Effective Date. Employee understands that he/she has a period of twenty-one (21) calendar days from his/her receipt of this to consider the terms and conditions of this Agreement, except that if the last day of this period falls on a Saturday, Sunday or holiday observed by the Company, Employee shall have until the close of business on the next immediate business day (the “Review Period”). Employee may accept this Agreement by fully signing, notarizing and returning it to Joanne Calandra, Human Resources Director, Wireless Telecom Group, Inc., 25 Eastmans Road, Parsippany, New Jersey 07054, by no later than 5:00 p.m. on the last day of his/her Review Period (“Agreement and Release Return Date”). By signing this Agreement, Employee expressly acknowledges and agrees that (a) he/she has had up to twenty-one (21) calendar days to carefully read and fully consider the terms of this Agreement and that he/she understands he/she can use as much of the Review Period or all of the Review Period before signing the Agreement; (b) to the extent that he/she signs the Agreement prior to the expiration of the Review Period, he/she is voluntarily and knowingly waiving the balance of the Review Period; (c) he/she has been advised in writing to discuss this Agreement with an attorney before signing it and the time afforded him/her provided him/her a full and fair opportunity to do so; (d) he/she has so consulted an attorney or knowingly waived the right to do so before signing this Agreement; (e) he/she has carefully read this Agreement and fully understands the terms and information stated therein; (f) he/she is physically and emotionally competent and of sound mind to execute this Agreement; and (g) he/she is knowingly and voluntarily signing this Agreement of his/her own free will, act and deed. He/she warrants that he/she has made such investigation of the facts pertaining to this Agreement and all matters contained herein as he/she deems necessary, desirable and appropriate, and agrees that the Release provided for herein shall remain in all respects effective and enforceable and not subject to termination or rescission by reason of any later discovery of new, different or additional facts. Employee understands that he/she has an additional period of seven (7) calendar days after he/she signs the Agreement to revoke his/her acceptance of the Agreement, except that if the seventh (7th) calendar day after she signs the Agreement falls on a Saturday, Sunday or legal holiday, he/she will have until the close of business on the next immediate business day (the “Revocation Period”). Employee agrees that this Agreement shall become fully effective and enforceable the first calendar day following the expiration of the Revocation Period, provided he/she does not first timely provide a notice of revocation to the Company (the

“Effective Date”). Employee understands that if he/she does not sign this Agreement and return it to the Company by the end of his/her Review Period, or if he/she executes his/her right to revoke this Agreement, he/she will not be entitled to receive the Severance Payment and other benefits described below in Section 3, and the terms of the Agreement shall be deemed null and void.

3. Payment and Benefits to Employee in Exchange for Release. In exchange for an in consideration of Employee’s promises as set forth in this Agreement, and contingent upon the Company’s receipt of a signed and effective original and its Effective Date, the Company agrees to provide Employee with the following payment and other benefits on behalf of all Releasees:

(a) The Company will pay Employee, a total monthly gross amount of $13,333.34 and 00/100 Dollars, less all applicable income and employment taxes and other required or elected withholdings, for a period of six (6) months, which amount represents a payment equivalent to six, (6) months of the Employee’s base salary in effect as of his/ her Separation Date (the “Severance Payment”). The Severance Payments will be issued during the Severance Period beginning on the next regularly scheduled payroll date from the Separation Date.

(b) To the extent Employee is eligible for and timely elects COBRA continuation coverage in accordance with the Company’s COBRA healthcare continuation coverage policies for group medical and dental coverage (but not any flexible spending account) and continues to pay the premiums for such plans at the active monthly rate applicable to the health coverage in effect for active employees (the “Active Rate”), the Company will pay, on his/her behalf and for a one (1) month period only, an amount equal to the portion of his/her COBRA healthcare continuation coverage premium for such plans that exceeds the Active Rate based upon the type of coverage Employee elected prior to his/her Separation Date, subject to all applicable taxes (the “COBRA Subsidy”).

i. Employee understands that if he/she does not elect healthcare continuation coverage pursuant to COBRA or chooses to reduce his/her coverage level pursuant to COBRA, he/she will not receive the cash equivalent of the Company’s share of the premium, or any difference in the Company’s share of the premium between his/her election prior to termination and his/her COBRA election.

ii. Employee also understands that if he/she remains eligible for COBRA healthcare continuation coverage after the month when the COBRA Subsidy is in effect, he/she will be responsible to pay the full premiums with respect to such coverage at the COBRA rate. He/she understands and agrees that the Company has and will have no obligation to make any payments toward COBRA healthcare continuation coverage for him/her and his/her eligible dependents beyond the one (1) month COBRA Subsidy period and that the COBRA Subsidy will not extend the period of his/her eligibility or the eligibility of his/her dependents for healthcare continuation coverage under COBRA.

(c) Employee agrees that the Severance Payment and COBRA Subsidy constitutes good and adequate consideration in exchange for his/ her promises and releases herein and is in addition to anything of value to which he/she is presently entitled by virtue of his/her employment with the Company and any of the Releasees’ policies, practices, plans or prior understandings with his/her regarding compensation, vacation, bonuses, severance, on-call time, paid time off, commissions, incentive compensation stock options, offer letters, or any other fringe benefit plan, program, policy or practice.

4. Receipt of All Prior Pay and Benefits Due; No Injuries. Employee agrees that he/she has previously reported to the Company all of his/her hours worked and that, as of the date he/she signs this Agreement, the Company does not owe her any further compensation, remuneration, overtime payments, bonuses, incentives, benefits, severance, commissions, or other employment payments of any kind whatsoever other than those available under the Company’s policies in effect at the time of this agreement as related to accrued, unused paid time off. Employee also agrees that the Company and its current and former parents, subsidiaries, and affiliates do not owe Employee any stock or stock options, that any stock options Employee may have been granted by the Company that did not vest and are terminated, and that Employee is not entitled to any stock, stock options, or compensation of any kind pursuant to any stock option plan of the Company. Employee should refer to their Incentive Stock Option Agreement for specific instructions and details

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regarding “vested” Incentive Stock Options. Finally, Employee warrants that he/she has not suffered any work-related injuries, has not contracted any known occupational diseases, and has been provided all family, medical and other benefits to which he/she was ever entitled.

5. Release of Claims and Covenant Not to Sue.

(a) In exchange for the Company providing Employee with the payment and benefits described above, Employee, on his/her own behalf and on behalf his/her heirs, executors, personal representatives, administrators and assigns (hereinafter collectively referred to as the “Releasers”), forever releases and discharges the Company and all of its parent corporations, subsidiaries, divisions, affiliated entities, predecessors, successors and assigns (including Wireless Telecom Group, Inc. and Noise Com), all of its and their employee benefit and/or pension plans or funds, and all of its and their past and present officers, directors, stockholders, agents, trustees, administrators, employees, managers, attorneys, insurers, reinsurers, contractors and assigns (whether acting as agents for such entities or in their individual capacities) (hereinafter collectively referred to as “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever (based upon any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), whether known or unknown, which Employee ever had, now has, or may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the Effective Date of this Agreement.

(i) Without limiting the generality of the foregoing, this Agreement is intended to and shall release the Releasees from any and all waivable claims arising out of or alleged to be arising out of and in any way concerning Employee’s employment with the Company, the terms, conditions, and privileges of that employment, the termination of that employment and/or any and all violations and/or alleged violations of any federal, state and local fair employment practices or other laws by any of the Releasees for any reason and under any legal theory including but not limited to the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of the Civil Rights Act of 1964 (“Title VII”), the Genetic Information Nondiscrimination Act of 2008 (“GINA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Occupational Safety and Health Act (“OSHA”),the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security of 1974, (“ERISA”), the National Labor Relations Act (“NLRA”), the Labor Management Relations Act (“LMRA”), the Fair Labor Standards Act (“FLSA”), the Family and Medical Leave Act (“FMLA”) the Uniformed Services Employment and Reemployment Act (“USERRA”), the Fair Credit Reporting Act (“FCRA”), the Occupational Safety and Health Act (“OSHA”), the Equal Pay Act of 1963 (the “EPA”), the Lilly Ledbetter Fair Pay Act, the Civil Rights Act of 1991, the New Jersey Law Against Discrimination (“NJLAD”), the New Jersey Conscientious Employee Protection Act (“CEPA”), the New Jersey Fair Credit Reporting Act (“NJFCRA”), the New Jersey Wage and Hour Law, the New Jersey Workers’ Compensation Act, the New Jersey Temporary Disability Benefits and Family Leave Insurance Law, the New Jersey Discrimination in Wages Law, the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act, and the New Jersey Civil Rights Act, all as amended,

(ii) Employee also forever waives and releases all claims, whether accrued or unaccrued, real or perceived, liquidated or contingent, or known or unknown, for breach of implied or express contract, breach of promise, breach of the covenant of good faith and fair dealing, fraud, misrepresentation, negligence, estoppel, defamation, intentional infliction of emotional distress, violation of public policy, wrongful, retaliatory or constructive discharge, or any other claim or tort arising under any federal, state or local law, statute, rule, regulation, ordinance, judicial decision and/or the United States or New Jersey constitutions, including any and all claims arising out of the terms and conditions of Employee’s employment the termination of such employment, the benefits and attributes of that employment, any of the events relating directly or indirectly to or surrounding that termination, and all claims for attorneys’ fees, costs, disbursements and/or the like.

(b) Employee represents and warrants that: (i) he/she is the lawful owner of all claims released through this Agreement; (ii) he/she has the beneficial interest in the payment and benefits that he/she will receive under this Agreement; (iii) he/she has not assigned, and will not assign, any interest in any claim

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released through this Agreement; (iv) he/she has not filed, and is not and has not been subject to, a voluntary or involuntary bankruptcy petition in the past three (3) years; (v) he/she is not a debtor in any pending bankruptcy case; (vi) no receiver, bankruptcy trustee or other third party may assert a right to any claim released through this Agreement or the payment tendered or to be tendered under this Agreement. Employee agrees that the foregoing representations and warranties shall survive the execution, performance and consummation or termination of this Agreement. He/she also agrees that he/she will fully indemnify and hold the Releasees harmless to the extent any of the foregoing representations and warranties is or becomes untrue for any claims or damages, including attorneys’ fees, fines, costs, liquidated damages and punitive damages, asserted or awarded against any of the Releasees and, should it be determined that any bankruptcy trustee or other third party has a right to any payment made to him/her under this Agreement, he/she immediately will return to the Company an amount equivalent to the full value of the Severance Payment.

(c) Employee warrants that he/she has not filed or initiated any complaint, charge, arbitration demand, grievance and/or administrative action against any of the Releasees in any federal, state or local court, in any administrative agency, or with any arbitration panel. He/she further agrees not to file any claim or lawsuit against any of the Releasees in any federal, state or local court concerning any claim, demand or cause of action released through this Agreement and not specifically excluded in Section 6 below. Should Employee file a lawsuit or commence an arbitration proceeding against the Releasees with any court or arbitration panel regarding any claim that is waived above and not excluded in Section 6 below, he/she agrees that he/she will be responsible to pay the legal fees and costs incurred by the Releasees in defending such suit and the nothing shall limit the Releasees’ rights to obtain restitution, repayment, recoupment or set off of any monies paid to Employee under this Agreement.

6. Exclusions from Release of Claims and Covenant Not to Sue. Employee understands that his/her release set forth in Section 5 and its subparagraphs above: (a) does not limit his/her right to bring any action to enforce the terms of this Agreement; (b) does not waive his/her right to purchase or continue to purchase continuation health benefits coverage to the extent he/she and his/her eligible dependents are eligible for such coverage under law; (c) does not prohibit him/her from filing, cooperating with or participating in any proceeding with the Equal Employment Opportunity Commission (“EEOC”), the National Labor Relations Board (“NLRB”), or any similar federal, state or local board or agency, although he/she does waive his/her right to recover any payments or other relief that any such board or agency may pursue or obtain on his/her behalf; (d) does not waive his/her vested rights in any 401(k) plan; and (e) does not prohibit him/her from filing any claim with the New Jersey Department of Labor &Workforce Development for unemployment compensation benefits or from collecting any award of unemployment compensation benefits granted to him/her.

7. Continuing Protection of Confidential Information; Non-Disparagement; and Return of Company Property.

(a) Employee warrants that he/she has not used or disclosed any confidential or proprietary information belonging to the Company, except as permitted in connection with his/her performance of his/her job duties during his/her employment. Employee also agrees that he/she has not and will not, at any time, engage in any conduct that is injurious to Releasees’ reputation or interest, including but not limited to (a) divulging, communicating, or in any way making use of confidential or proprietary information acquired in the performance of his/ her employment duties with the Company for himself or any third party; and (b) publicly disparaging (or including or encouraging others to publicly disparage) any of the Releasees. Employee warrants that, as of the date he/she signs this Agreement, he/she has returned to the Company all confidential and proprietary information and other property in his/her possession (including but not limited to identification badges, keys, keyfobs, access cards, computers and equipment, personal digital assistance, cellular telephones, documents, pricing, customer and supplier lists, personnel information, product information, electronic passwords, memoranda, marketing and sales information and/or files in whatever form, including any electronic data format, and that he/she has retained no copies of any such information. Employee further represents that he/she has reconciled to the Company’s satisfaction any outstanding amounts due to the Company on account of charges incurred by him/her prior to his/ her Separation Date.

(b) Employee agrees that, to the extent he transferred any Confidential Information and/or other

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business information belonging to the Company and/or any of the Releasees any personal computer equipment, personal electronic storage devices, or any cloud or other file sharing service to which he/she has access, he/she has properly disposed of such materials after returning a complete, true copy of the same to the Company and has also fully deleted and otherwise appropriately removed all electronic copies of the same from his/her personal computer equipment, other electronic devices and any cloud or other file sharing services to which he/she has access in a manner reasonably performed to effectively prevent the disclosure of any sensitive personal data and/or other Confidential Information and/or other business information belonging to the Company.

8. Cooperation; Response to Subpoenas.

(a) Employee will cooperate with the Company and all other Releasees and its/their counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which Employee was involved or of which Employee has knowledge. Employee agrees that such cooperation shall not, in any way, be construed as compensatory time and that he/she shall not be entitled to payment for the time spent in connection with the same; however, he/she will be reimbursed for all associated reasonable and necessary travel and parking expenses

(b) Employee agrees that in the event he/she is subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony (in a deposition, court proceeding or otherwise) which in any way relates to Employee’s employment with the Company or any other Releasees, he/she will immediately give notice of such request to the unless otherwise prohibited by law and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure.

9. Confidentiality. Employee agrees the terms and conditions of this Agreement are and shall be deemed to be confidential, and shall not be disclosed by Employee to any person or entity without the Company’s prior written consent, except to the extent otherwise required or permitted by law. Notwithstanding the foregoing, Employee may disclose the terms of this Agreement to his accountants, attorneys, spouse or legal domestic partner (Employee’s “Confidants”), provided that the Confidants first agree to maintain the confidentiality of this Agreement. Employee further represents that he/she has not disclosed the terms and conditions of this Agreement to anyone other than his/ her Confidants.

10. No Admission of Liability. Employee understands that the making of this Agreement is not intended and shall not, in any way, be construed, as an admission that Releasees have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract, or committed any wrong whatsoever against the Employee. Employee understands that, to the contrary, the Company maintains that all of the Releasees have treated him/her in a fair, lawful, non-discriminatory and non-retaliatory manner. The Parties agree that this Agreement may only be used as evidence in a subsequent proceeding in which any of the Parties allege a breach of this Agreement.

11. Binding Nature. This Agreement is binding upon, and shall inure to the benefit of, the Parties and their respective heirs, executors, administrators, successors and assigns.

12. Governing Law and Venue. This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of New Jersey, exclusive of any choice of law rules. Any dispute regarding this Agreement shall be brought in, and the Parties consent to the personal jurisdiction of, the state and federal courts of the State of New Jersey (to the extent that subject matter jurisdiction exists).

13. Severability. The Parties agree that the terms of this Agreement are severable. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; however, if the release within Section 5 of this Agreement is deemed illegal, void or unenforceable by a court of competent jurisdiction, Employee agrees either to return promptly to the Company the value of the Severance Payment and other benefits provided to his/her under this Agreement or to execute a release, waiver

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and/or covenant that is legal and enforceable. Further, if Employee seeks to challenge the validity of or otherwise vitiate this Agreement or any other provision thereof (including, without limitation, the terms of Section 5), Employee shall, as a precondition, be required to repay to the Company the value of the Severance Payment and other benefits provided to his/her under this Agreement. Finally any breach of the terms of Sections 5, 7, 8 or 9 shall constitute a material breach of this Agreement as to which the Company may seek appropriate relief (including but not limited to repayment of the value of the benefits to her under this Agreement) in a court of competent jurisdiction.

14. No Reliance Upon Verbal Representations; Entire Agreement; Amendments. This Agreement constitutes the complete understanding between the Parties with respect to its subject matter and supersedes any and all agreements, understandings, and discussions, whether written or oral, between the Parties concerning its subject matter, except any confidentiality, non-disclosure, or other form of restrictive covenants agreement Employee may have entered at any time with the Company, which agreements Employee acknowledges and agrees shall remain in full force and effect. Employee agrees that no promises or inducements have been made to her to cause her to sign this Agreement other than those expressly provided for in this Agreement. Employee also understands and agrees that no other promises or agreements, and no amendments to this Agreement, shall be binding unless in writing and signed by the Parties to be bound thereby after the date that the Employee returns this Agreement, duly executed and acknowledged.

IN WITNESS WHEREOF, intending to be forever legally bound hereby, the Parties have executed this Agreement on the dates set forth below:

Wireless telecom group, inc. (d/b/a noise com)

By:	/s/ Joanne Calandra	Date: February 10, 2017
Joanne Calandra
Human Resources Director

By:	/s/ Robert Censullo	Date: February 10, 2017
Robert Censullo

ACKNOWLEDGMENT

STATE OF New Jersey	)
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COUNTY OF Morris	)

On this 10th day of February 2017 before me personally came Robert Censullo known and identified to me known to be the person described herein, who executed the foregoing Confidential Separation Agreement and General Release, duly acknowledging to me that he signed the same on his own free will, act and deed for the uses and purposes therein mentioned.

IN WITNESS WHEREOF, I have hereunto set my hand and seal at Parsippany, New Jersey on the day and year aforesaid.

/s/Rosalie Nystrand
Rosalie Nystrand
Notary Public
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